Exhibit 99.1

Poniard Pharmaceuticals Reports Second Quarter

2007 Financial Results and Corporate Update

— Conference Call Today at 5 p.m. Eastern Time —

South San Francisco, Calif. (August 7, 2007) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the quarter ended June 30, 2007.  The Company will host a conference call today at 5:00 p.m. Eastern time to provide a corporate update.

“Poniard achieved significant milestones during the last quarter, including the initiation of our pivotal Phase 3 SPEAR trial of picoplatin in small cell lung cancer, presentation at ASCO of results from our Phase 2 trial in small cell lung cancer and our Phase 1 combination trials in first-line colorectal and hormone refractory prostate cancers, and completion of a $75 million financing,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “We continue to advance our picoplatin clinical development programs and recently began enrollment in our Phase 2 trial in metastatic hormone-refractory prostate cancer.  We expect to start the Phase 2 component of our trial in metastatic colorectal cancer later this year.”

Second Quarter and Recent Highlights

Picoplatin and Development Pipeline

•            Initiated the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin for the second-line treatment of small cell lung cancer (SCLC) under the Special Protocol Assessment (SPA) agreement previously reached with the U.S. Food and Drug Administration.

•            Presented new picoplatin clinical results at the 2007 American Society of Clinical Oncology (ASCO) Annual Meeting that confirmed and extended the previously announced interim data analysis from the Company’s Phase 2 clinical trial, which demonstrated a survival benefit in patients with recurrent SCLC.

•            Announced promising results from interim safety analyses of two Phase 1 dose-escalating trials of picoplatin for the potential first-line treatment of metastatic colorectal cancer (CRC) and metastatic hormone-refractory prostate cancer (HRPC).  The abstracts were published in the 2007 ASCO Annual Meeting Proceedings.

•            Initiated a Phase 2 clinical trial of intravenous picoplatin in metastatic HRPC.  This multi-center, open-label, single-arm trial of approximately 30 patients is designed to generate proof-of-concept data demonstrating that picoplatin has improved efficacy when combined with docetaxel and prednisone compared to that seen with docetaxel and prednisone alone.

•            Initiated a Phase 1 clinical trial of oral picoplatin in solid tumors.

Financing

•            Completed a public offering of 11,848,341 shares of the Company’s common stock at a purchase price of $6.33 per share, raising net proceeds of approximately $70 million.

Management/Board Appointments

•            Appointed Ronald A. Martell as president and chief operating officer of the Company and Robert S. Basso to the Company’s board of directors.

Second Quarter 2007 Unaudited Financial Results

The Company reported a net loss of $8.5 million ($0.28 diluted loss per share on a loss applicable to common shares of $8.7 million) for the second quarter of 2007, compared to a net loss of $6.5 million ($0.37 diluted loss per share on a loss applicable to common shares of $6.6 million) for the same period in 2006.  The Company reported a net loss of $16.3 million ($0.62 diluted loss per share on a loss applicable to common shares of $16.5 million) for the six months ended June 30, 2007, compared to a net loss of $12.3 million ($1.06 diluted loss per share on a loss applicable to common shares of $12.5 million) for the six months ended June 30, 2006.  There was no revenue for the three and six months ended June 30, 2007 and 2006.

Total operating expenses for the second quarter of 2007 increased 76 percent to $9.2 million, from $5.2 million for the second quarter of 2006 and increased 86 percent to $17.1 million for the six months ended June 30, 2007, from $9.2 million for the same period in 2006.

Research and development (R&D) expenses increased 79 percent to $5.8 million for the second quarter of 2007, from $3.2 million for the second quarter of 2006 and increased 96 percent to $11.3 million for the six months ended June 30, 2007, from $5.8 million for the same period in 2006. The increase in R&D expenses for both the quarter and six months ended June 30, 2007, resulted primarily from increased clinical costs associated with our Phase 3 small cell lung cancer picoplatin trial, our Phase 1 oral formulation picoplatin trial and from increased costs of picoplatin active ingredient and finished drug product in support of all of our clinical programs.

General and administrative (G&A) expenses increased 69 percent to $3.4 million for the second quarter of 2007, compared with $2.0 million for the second quarter of 2006, and increased 64 percent to $5.8 million for the six months ended June 30, 2007, from $3.5 million for the same period in 2006.  The increase in G&A costs for the quarter and six months ended June 30, 2007, was due primarily to increased stock-based compensation expense, increased personnel costs and increased G&A portion of shared facilities expense.

Cash and investment securities as of June 30, 2007, were $103.2 million, compared with $53.7 million at June 30, 2006.  Management believes that existing cash and investment securities will provide adequate resources to fund the Company’s operations at least through the second quarter of 2009.

Conference Call Details

To participate in the live call by telephone, please dial 800-289-0572 from the U.S. or 1-913-981-5543 internationally.  In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at www.poniard.com.  A replay will also be available online for seven days following the live presentation.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Intravenous picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancer, and oral picoplatin is in a clinical trial in solid tumors.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s operations and financial condition, business objectives and strategic goals, drug development plans, and the efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and most current Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.
Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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(Tables to follow)

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	5,812	3,243	11,312	5,766
General and administrative	3,378	2,004	5,778	3,517
Realized gain on equipment disposal	—	(36)	—	(73)
Total operating expenses	9,190	5,211	17,090	9,210
Loss from operations	(9,190)	(5,211)	(17,090)	(9,210)
Other income (expense), net	662	(1,277)	833	(3,077)
Net loss	(8,528)	(6,488)	(16,257)	(12,287)

Preferred stock dividends	(125)	(125)	(250)	(250)
Loss applicable to common shares	$(8,653)	$(6,613)	$(16,507)	$(12,537)

Loss per share:
Basic and diluted	$(0.28)	$(0.37)	$(0.62)	$(1.06)

Shares used in calculation of loss per share:
Basic and diluted	30,751	17,924	26,801	11,856

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS:
Cash and investment securities	$103,238	$53,710
Cash - restricted	281	136
Facilities and equipment, net	1,050	525
Assets held for sale	2,624	2,624
Licensed products, net	10,629	11,236
Other assets	1,521	836
Total assets	$119,343	$69,067

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$8,342	$12,201
Long term liabilities	8,289	9,975
Shareholders’ equity	102,712	46,891
Total liabilities and shareholders’ equity	$119,343	$69,067